UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934

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BRP GROUP, INC.

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PROXY STATEMENT

AND NOTICE OF 2021 ANNUAL MEETING
OF SHAREHOLDERS

BRP

BRP Group, Inc. 4211 West Boy Scout Boulevard Suite 800 Tampa, Florida 33607

Notice of 2021 Annual Meeting of Shareholders

Dear fellow shareholders:

We are pleased to invite you to the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of BRP Group, Inc. (the “Company,” “BRP Group,” “we,” “us” or “our”), which will be held on June 16, 2021, at 10:00 AM Eastern Daylight Time, at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. At the meeting, shareholders who owned our common stock at the close of business on April 19, 2021 (the “Record Date”) are entitled to vote on each item described in this Proxy Statement and we will transact such other business as properly comes before the meeting.

PROPOSAL	BOARD RECOMMENDATION	PAGE

Election of three Class II Directors to serve until the 2024 Annual Meeting of Shareholders, until their successors are duly elected and qualified	FOR each nominee	29
Ratification for the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year 2021	FOR	31

The notice for this Proxy Statement was first sent to shareholders on or about April 27, 2021. It is being furnished in connection with the solicitation of proxies by the board of directors to be voted during the Annual Meeting for the purposes set forth in this notice of Annual Meeting. Shareholders of record at the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting.

By order of the Board of Directors,

Lowry Baldwin

Board Chair

April 27, 2021

Message from our Board Chair

Dear shareholders, colleagues and stakeholders,

At BRP Group, what we do may not elicit much intrigue or excitement for the average person (try bringing up “insurance distribution” at your next dinner party!), but it enhances the lives of millions of people, is essential to the stability of families, businesses and political systems, and is in the process of an exciting transformation. Let me make that case for you.

This is vital.   Insurance plays pivotal roles in society that often go unnoticed: it protects against loss, efficiently fills social security gaps, enables innovative actions that would otherwise be too risky, enhances fairness and equitable sharing of risks, and protects the things we value most—our loved ones, homes, businesses, income, passions, and peace of mind.

This is what we love.   I believe that insurance distribution is simply one of the best businesses in the world: it has generated resilient and highly durable revenue streams across market and economic cycles, required minimal capex, and when done thoughtfully and prudently, has been exceptionally scalable. At the same time, in today’s environment, I believe it has great untapped potential to leverage technology to provide better, broader, bespoke and more cost-accessible and profitable products. Put those two together and it is hard to imagine a more exciting and fulfilling business to be in.

This is what we know.   Our investment in our colleagues and technology across the BRP Group platform has yielded consistent double-digit organic growth every year since BRP’s founding in 2011, and our advantages were showcased in 2020 when it took us less than 24 hours to transition to a fully remote work environment, all while maintaining exceptional, uninterrupted client service. And we are just beginning…we went public in October of 2019!

This is what drives us.   BRP Group’s industry-leading growth and innovation continues to be driven by an inspirational and aspirational vision: the nurturing of a tribe-like culture and the alchemy of exceptional people. We are colleagues, not employees. Every new hire is awarded equity in BRP Group and given access to our substantial education platform and benefits programs, and no colleague is paid less than a living minimum wage of $15 an hour. At BRP Group, we are naturally diverse across many categories. Women comprise 65.7% of our colleague workforce, and 54% of our leadership positions are held by women. We also benefit from a wide age range and experience level within the firm, with more than 51% of our colleagues falling within an age-protected category. During the pandemic, we made no layoffs or pay reductions as a result of COVID-19, and we continue to hire new colleagues. We also regularly solicit colleague feedback and share the results of their input.

We have a governance structure that has the protective features of many new companies—it does not fit the big-company mold, but, then again, neither do we—and we continually evaluate every aspect of our business as we grow.

In the interim, the board of directors asks for your voting support for the items described in the pages that follow, and we thank you for your interest in BRP Group. Your thoughts and perspectives are welcome throughout the year.

Sincerely,

Lowry Baldwin

Board Chair

Proxy Statement Table of Contents

Notice of 2021 Annual Meeting of Shareholders

Message from our Board Chair

BRP Group at a Glance

What We Do

As an independent insurance distribution firm, we enable and protect many of the things people value most. Whether it is our active support of small businesses, our protection of peoples’ homes, our creation of exceptional jobs, or simply our provision of risk management and peace of mind, our investments in technology and focus on human capital management practices help us serve our clients in more individual, durable and cost-effective ways.

What Differentiates Us

What differentiates us is that, unlike many public companies, which rely primarily on governance processes and structures to create an ownership culture and enduring value, we also rely on real owners. Eighty percent of the non-employee members of our board of directors have invested personally in the Company. Our Board Chair, Chief Executive Officer, Chief Strategy Officer, Chief Partnership Officer, and Chief Operating Officer have the majority of their net worth invested in the Company. In addition, we grant shares of Company stock to every full-time colleague. So, while our governance structure doesn’t fit the model currently in vogue, it doesn’t have to. We don’t just act like owners; we are owners.

How We Did in 2020

Despite 2020’s challenges, we grew revenue 75% overall and had an industry-pacing organic growth rate. We achieved these while transitioning to a virtual-first environment in less than 24 hours, adding approximately a thousand new colleagues, launching new brands, and adding to our stable of key partners.

How We Did It

We are all colleagues and fellow shareholders and it shows in our operations and programs. For example:

•	Our leadership diversity largely mirrors our workforce diversity—54% of our leadership positions are held by colleagues who identify as female, and 65.7% of our colleagues identify as female.

•	Our extensive mentoring, leadership, learning and development programs help turn jobs into careers and are partly responsible for our strong employee retention data.

•	Our extensive benefits programs reflect our holistic treatment of our colleagues and understanding of practices that get the best from our people. These include:

✓	Medical, dental, and vision coverage

✓	Telemedicine

✓	Short-term disability and long-term disability

✓	Basic and voluntary life insurance and accidental death and dismemberment insurance

✓	Wellness program with monetary incentives

✓	Adoption assistance

✓	Pet bereavement leave

✓	Paid time off

✓	Community service time off

✓	Health Savings Account program with $600 employer contribution for individual coverage and $1,200 for family coverage

✓	Dependent care Flexible Spending Account

✓	Health care Flexible Spending Account

✓	Group excess liability coverage

✓	401(k) including a 50% match on 8% of eligible earnings

Our Board of Directors and Nominees

Who We Are

Lowry Baldwin Chair since 2011 Age: 62

Experience

•  Board Chair since co-founding Baldwin Risk Partners in 2011 with his partners, Elizabeth Krystyn, Laura Sherman and Trevor Baldwin, to serve as a holding company for further investment into the insurance brokerage space

•  In 2006, formed what is today the Middle Market Operating Group with his partners

•  In 1997, co-founded Advantec Solutions, Inc., a national Professional Employer Organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration and workers’ compensation

•  In 1991, co-founded Davis Baldwin Insurance and Risk Management

•  In 1983, joined Baldwin & Sons

•  In 1981, began insurance career at Aetna Property & Casualty

Education

•  BS in Psychology, Wake Forest University

Trevor Baldwin Chief Executive Officer and Director since September 2019 Age: 35

Experience

•  Since May 2019, served as Chief Executive Officer of the Company

•  In 2009, joined what is today the Middle Market Operating Group as a Commercial Risk Advisor, working primarily with healthcare and private equity clients, and, over time, led the firm’s Commercial Risk Management Group as Managing Director, going on to serve as Baldwin Risk Partners’ President and Chief Operating Officer

•  Prior to joining Baldwin Risk Partners, worked at HealthEdge Investment Partners, LLC, a private equity firm

Education

•  BA in Risk Management & Insurance, Florida State University

Phillip Casey Director since September 2019 Age: 78

Experience

•  From 1994 to 2010, served as President, Chief Executive Officer, Director and Chairman of Gerdau Ameristeel, the second largest mini-mill steel manufacturer in North America

•  From 1985 to 1994, served in executive leadership positions as Vice Chairman of the Board, Director, Chief Financial Officer, and Executive Vice President of Birmingham Steel, a national steel manufacturer with headquarters in Birmingham, Alabama

•  From 1971 to 1985, served in financial management assignments with domestic and international affiliates of Exxon Corporation

Education

•  BBA in Finance, University of Georgia

•  MBA, Thunderbird School of Global Management

•  Advanced Management Program, Harvard Business School

Other Boards and Charitable Service

•  Member of the Dean’s Advisory Council of the Terry College of Business at the University of Georgia

•  Trustee, University of Tampa

Robert Eddy Director since September 2019 Age: 51

Experience

•  Since October 2020, serves as an investment consultant for The Villages, Inc.

•  From 2015 to October 2020, served as Chief Financial Officer and Chief Investment Officer of The Holding Company of The Villages, Inc. and affiliated entities

•  From 1997 to 2014, served as a Partner in the Assurance practice of PricewaterhouseCoopers LLC, specializing in financial services and private equity

Education

•  BS in Accounting, University of Florida

•  MAcc, University of Florida

Other Boards and Charitable Service

•  Director, Chair of Audit Committee and Compensation Committee member, Citizens First Bancorp, Inc. (Nasdaq: CZFC) (2015 to present)

•  Board member, Cornerstone Hospice Foundation

•  President, Buffalo Scholarship Foundation

Joseph Kadow Director since February 2020 Age: 64

Experience

•  From 2005 to July 2019, served as Executive Vice President and Chief Legal Officer, Bloomin’ Brands, Inc., the operator of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar

•  From 1994 to 2005, served as Vice President and General Counsel of Bloomin’ Brands, Inc.

•  Prior to 1994, served as a Partner at Baker Hostetler LLP, a national law firm

Education

•  BS in Accounting, University of Scranton

•  JD, Dickinson School of Law at Pennsylvania State University

Other Boards and Charitable Service

•  Past Chairman of the Board, National Restaurant Association

•  Past Director, Audit committee member, and Chair of the Special Committee of Habit Restaurants, Inc. until March 2020, when Habit Restaurants, Inc. was acquired by Yum! Brands, Inc. (September 2015 to March 2020)

Barbara Matas Director since February 2020 Age: 61

Experience

•  From 1999 to 2016, held various leadership positions with Citigroup, such as Managing Director, Head and Co-Head and Chairman of Leveraged Finance Capital Markets

•  From 1985 to 1999, served as a banker in the high-yield capital markets groups of Citicorp and Salomon Brothers

Education

•  BS in Accounting and Quantitative Analysis, New York University

•  MBA, University of Michigan

Other Boards and Charitable Service

•  Director, Nominating and Corporate Governance Committee member, and Chair of Audit Committee, Apollo Investment Corporation (Nasdaq: AINV) (2017 to present)

•  Director and Chair of Audit Committee, Sleep Number Corporation (Nasdaq: SNBR) (2016 to present)

Chris Sullivan Director since September 2019 Age: 73

Experience

•  From 1991 to 2005, served as Chief Executive Officer of OSI Restaurant Partners, Inc.

•  From 1988 to 1991, was the co-founder, Chairman, and Chief Executive Officer of Outback Steakhouse

Education

•  BS in Business and Economics, University of Kentucky

Other Boards and Charitable Service

•  Past Chairman of the Board, National Restaurant Association (since 2013)

•  Co-Chair, Consul Partners LLC (since 2014)

•  Member of Board, The First Tee of Tampa Bay, Copperhead Charities and Horatio Alger Association of Distinguished Americans

•  Chairman, ART International, a PTSD focused nonprofit group

Jay Cohen Director Nominee Age: 55

Experience

•  From 1995 to 2020, served as Managing Director of Equity Research, BofA Securities Inc., where he covered property and casualty insurance companies and insurance brokers

•  From 1990 to 1995, served as an Analyst, Equity Research, Salomon Brothers

•  From 1987 to 1989, served as a Senior Representative, Bond Department, Aetna Casualty & Surety

Education

•  MBA in Finance, Columbia University

•  BA in Managerial Economics, Union College

Other Boards and Charitable Service

•  Board Member, United Way of Putnam and Westchester County

•  Board Member, Parents Network Board, Claremont McKenna College

•  Previously served as Board Member, Association of Insurance and Financial Analysts

Our Qualifications, Skills and Expertise

The matrix below sets forth certain qualifications, skills, and expertise for our board members. Our board members bring to the full board strong and varied skills and experiences in areas of importance to our Company and its future. The checks in the following chart reflect areas of primary or important expertise or deep experience, but are not meant to suggest that other directors do not also have capabilities in those categories. In addition, this matrix captures some of the more central skills and experiences important to our Company and is not intended to capture the much broader, and steadily changing, sets of skills and experiences that are valuable to our board.

How We are Selected, Elected and Refreshed

We are a relatively new public company with a short-tenured board, but we have already undertaken steps to start our first round of both board and committee self-evaluations. We expect to start those evaluations in the second quarter of 2021.

Pursuant to our certification of incorporation as adopted in October 2019, our board of directors is divided into three classes of directors who serve staggered three-year terms, with each class as equal in number as possible. At each annual shareholder meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	The Class I directors are Lowry Baldwin and Phillip Casey, whose terms expire at the annual shareholder meeting to be held in 2023;

•

The Class II directors are Trevor Baldwin, Robert Eddy and Barbara Matas, whose terms expire at the Annual Meeting. At the Annual Meeting, the board is recommending the election of Trevor Baldwin, Barbara Matas and Jay Cohen as Class II directors for a term ending at the annual shareholder meeting to be held in 2024; and

•	The Class III directors are Chris Sullivan and Joseph Kadow, whose terms expire at the annual shareholder meeting to be held in 2022.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by a majority vote of the remaining directors. Subject to obtaining any required shareholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our shareholders to exercise veto power over any such removal.

For so long as certain historical members (the “Pre-IPO LLC Members”) of Baldwin Risk Partners, LLC (“BRP”) beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chair of our board of directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with this Annual Meeting.

Like many relatively new public companies, we have a small board—seven members—each of whom has deep knowledge of the Company. We consider both the board’s small size, its members’ skills and experiences, and their deep understanding of the Company to be important during our early years as a public company.

We are now, however, beginning the organic process of casting a wider net for director candidates who bring the diversity of skills and attributes and the “fresh eyes” that we believe will be valuable to us as we move forward. We intend to increase our number of directors by at least two and are seeking director candidates as part of this process. We are also actively looking to increase the gender, racial, ethnic and orientation composition of our board. We are pleased that our director Barbara Matas, who chairs our Nominating and Corporate Governance Committee, is spearheading this effort. We believe that this natural refreshment and growth process will complement the already strong diversity we have achieved in our leadership ranks and in our workforce as a whole.

How Our Board is Organized

Lowry Baldwin serves as our Board Chair. In the ordinary course, the board of directors meets in executive session amongst non-management directors, which are presided over by an independent director, at each regularly scheduled quarterly board meeting. We also have fully independent Audit, Compensation and Nominating and Corporate Governance committees along with governance practices that promote independent leadership and oversight.

The board of directors believes that our current structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the board of directors will continue to periodically review its leadership structure and will modify it as it deems appropriate.

The board of directors oversees the strategy and material risks facing the Company. If there are any material environmental and social risks affecting the Company, those risks would be overseen by the full board.

Our board of directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. Below is a brief description of our committees.

Audit Committee

Our Audit Committee members include Phillip Casey (Chair), Joseph Kadow, and Barbara Matas. If elected to the board at the Annual Meeting, Jay Cohen will replace Barbara Matas on the Audit Committee. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined under the rules of the Securities and Exchange Commission (“SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”) and under the governance standards of Nasdaq Global Select Market (“Nasdaq”). We believe that our Audit Committee complies with the applicable requirements of Rule 10A-3 and Nasdaq’s governance standards, including that our board has determined each audit committee member to be independent. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related person transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Compensation Committee

Our Compensation Committee members include Joseph Kadow (Chair), Robert Eddy, and Chris Sullivan. If elected to the board at the Annual Meeting, Jay Cohen will replace Robert Eddy on the Compensation Committee. All of the members of our Compensation Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act and meet the requirements for independence under Nasdaq’s governance standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers, and approving of the disclosure of such compensation in public filings;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;

•	reviewing our overall compensation philosophy; and

•	reviewing and discussing with management the Company’s human capital management practices and policies, including diversity, equity, and inclusion initiatives.

Our Compensation Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee members include Barbara Matas (Chair), Joseph Kadow, and Chris Sullivan. All of the members of our Nominating and Corporate Governance Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under Nasdaq’s governance standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and evaluating the size, composition (including its diversity), function and duties of the board consistent with its needs;

•

recommending criteria for the selection of candidates to the board and its committees, and identify individuals qualified to become board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•	overseeing searches for and identify qualified individuals for membership on the board;

•	making director recommendations to the board;

•	assessing the performance of directors and periodically reviewing the composition of the board and its committees;

•	leading the board in a self-evaluation process and reporting to the full board on such process;

•	developing and recommending to the board the Company’s Code of Business Conduct and Ethics and reviewing, at least annually, the adequacy of, and compliance with, such Code; and

•	reviewing the Company’s actions in furtherance of its corporate social responsibility, including considering the impact of Company procedures and processes on employees, citizens and communities.

Our Nominating and Corporate Governance Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Director Nomination Considerations

In making recommendations to the Company’s board of nominees to serve as directors, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, including enhanced independence, financial literacy and financial expertise. In evaluating director nominees and recommending candidates for election to the board, the Nominating and Corporate Governance Committee and the board, in approving (and, in the case of vacancies, appointing) such candidates—may take into account many factors, including judgment, diversity, age, skills, background and experience, independence, financial literacy and financial expertise standards that may be required under law or Nasdaq rules for Audit Committee or other committee membership purposes.

Executive Committee

Our Executive Committee members include Lowry Baldwin, Trevor Baldwin, Robert Eddy, and Chris Sullivan. Our Executive Committee is responsible for, among other things, assisting our board of directors in handling matters that need to be addressed before the next scheduled meeting of the board of directors.

Our Executive Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

How You Can Communicate with Us

Our board knows that the caliber of its deliberations and decisions depends on the quality, diversity and currentness of the information it obtains. The board, therefore, casts a wide net for input and values information from a wide array of stakeholders. Our board particularly values input from its shareholders, as they have a financial stake in the Company’s success, as well as important perspectives, data, and information. To facilitate this open dialogue, the board has created several avenues of communication and participation. These include:

•	participation at our Annual Meeting;

•	use of our whistleblowing hotline and other reporting mechanisms;

•	participation in corporate events at which directors are present; and

•	individual engagement meetings as appropriate.

In addition, should you desire to communicate directly with the board, you may send written communications to our dedicated board e-mail address at shareholdercommunications@baldwinriskpartners.com or by mail at the following address:

Attention: General Counsel

4211 W. Boy Scout Boulevard, Suite 800

Tampa, Florida 33607

The General Counsel will forward, as appropriate, shareholder communications to relevant members of the board. The General Counsel, however, reserves the right to not to forward to the board any abusive, threatening, or otherwise inappropriate materials.

How We are Paid

Unlike, we believe, the majority of US public companies, our directors’ financial links to the Company are not comprised exclusively of cash or equity that has been awarded for board service. Instead, 80% of our non-employee board members have invested personally in our shares. The compensation described in this section is therefore only a partial snapshot of their investment in and alignment with our future.

The table below summarizes the compensation of all of our non-employee directors and our Board Chair (rounded to the nearest dollar) for fiscal year 2020. We do not provide directors who are our employees with additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Lowry Baldwin	—	—	622,881	622,881

Phillip Casey	60,000	50,000	—	110,000

Robert Eddy	50,000	50,000	—	100,000

Joseph Kadow(3)	37,500	37,500	—	75,000

Barbara Matas(3)	37,500	37,500	—	75,000

Chris Sullivan	50,000	50,000	—	100,000

(1)

The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 16 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2021.

(2)

The amount shown represents (i) salary of $112,187 paid to Mr. Baldwin and (ii) commissions of $510,694 paid in 2020 to Mr. Baldwin and Mr. Baldwin’s wife, Jennifer Baldwin, who served as a Risk Advisor with the Company during a portion of 2020.

(3)	Mr. Kadow and Ms. Matas each joined our board of directors in February 2020.

Compensation for our non-employee directors during 2020 was $12,500 payable in cash each quarter and $12,500 payable in shares of Class A common stock each quarter (rounded up to the nearest whole share) and an additional $2,500 in cash payable to our Audit Committee Chair (Phillip Casey) each quarter. Members of our board of directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses.

How we Govern and are Governed

Our board leadership structure currently separates the roles of the Board Chair and Chief Executive Officer. Our Chair is a non-independent, employee director. We currently have a lead independent director with a strongly delineated role, who serves as an effective and independent counterbalance to both our Chair and our Chief Executive Officer. Our board of directors currently consists of seven directors, five of whom—Phillip Casey, Robert Eddy, Joseph Kadow, Barbara Matas, and Chris Sullivan—qualify as independent directors under Nasdaq’s corporate governance standards and applicable SEC rules. If elected, the board has determined that Jay Cohen will qualify as independent under Nasdaq’s corporate governance standards.

In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 13 persons.

Our independent directors have appointed Chris Sullivan as the lead independent director, whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by shareholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2020, the board of directors met 14 times, the Audit Committee met five times, the Compensation Committee met five times and the Executive Committee met three times. Our Nominating and Corporate Governance Committee is a newly-formed committee, and as such, did not meet during 2020. Each board member attended 100% of the meetings of the board of directors and of the committees on which he or she served. We encourage all our directors and director nominees to attend our annual meetings of shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Code of Business Conduct and Ethics Policy

We have adopted a Code of Business Conduct and Ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. Our Code of Business Conduct and Ethics is available on our website at ir.baldwinriskpartners.com. Any waiver of the Code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our shareholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the Code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Hedging and Pledging Policy

Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Indemnification of Officers and Directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Transactions with Related Persons

We describe below certain transactions or series of transactions, since the beginning of our last fiscal year or currently proposed, to which we were or will be a participant and in which:

•	the amount or amounts involved exceed or will exceed $120,000; and

•

any of our directors, director nominees, or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive Officers and Compensation.”

Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC

On October 7, 2019, BRP Group, Baldwin Risk Partners, LLC (“BRP”) and certain historical members (the “Pre-IPO LLC Members”) of BRP entered into the Third Amended and Restated Limited Liability Company Agreement of BRP (the “Amended LLC Agreement”). We operate our business through BRP in accordance with the terms of the Amended LLC Agreement. Pursuant to the terms of the Amended LLC Agreement, so long as each of the owners of BRP’s outstanding equity interests (“BRP’s LLC Members”) continue to own any membership interests of BRP (“LLC Units”) or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of BRP or own any assets other than securities of BRP and/or any cash or other property or assets distributed by or otherwise received from BRP, unless we determine in good faith that such actions or ownership are in the best interest of BRP.

As the sole managing member of BRP, we have control over all of the affairs and decision making of BRP. As such, through our officers and directors, we are responsible for all operational and administrative decisions of BRP and the day-to-day management of BRP’s business. We will fund any dividends to our shareholders by causing BRP to make distributions to BRP’s LLC Members and us, subject to the limitations imposed by our debt agreements.

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of BRP. Net profits and net losses of BRP will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of BRP that is allocated to them. Generally, these tax distributions will be computed based on BRP’s estimate of the net taxable income of BRP allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Florida (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in BRP and BRP shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and BRP will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) BRP will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should BRP issue any additional LLC Units to BRP’s LLC Members or any other person, we will issue an equal number of shares of our

Class B common stock to such BRP LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, BRP will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, BRP will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right to require BRP to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to BRP for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to BRP in exchange for an amount of newly-issued LLC Units in BRP that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. BRP will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our shareholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, BRP will indemnify all of its members and their officers and other related persons, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with BRP’s business or affairs or the Amended LLC Agreement or any related document.

BRP may be dissolved upon (i) the determination by us to dissolve BRP or (ii) any other event which would cause the dissolution of BRP under the Delaware Limited Liability Company Act, unless BRP is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, BRP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of BRP’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

On October 28, 2019, we entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by us to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP’s assets resulting from (a) acquisitions by BRP Group of LLC Units from BRP’s LLC Members in connection with our initial public offering, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

This payment obligation is an obligation of BRP Group and not of BRP. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of BRP as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income, we anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•	record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates on the date of the redemption or exchange;

•	reduce the deferred tax asset with a valuation allowance to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset; and

•

record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

Payments under the Tax Receivable Agreement are not conditioned on BRP’s LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by BRP are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, BRP’s LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to BRP’s LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to BRP’s LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where BRP’s LLC Members have interests that differ from or are in addition to those of our other shareholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of BRP to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration Rights Agreement

On October 28, 2019, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members.

At any time beginning on April 25, 2020 (i.e., 180 days following the closing of our initial public offering), subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of Class A common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $25 million. In addition, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3 under the Securities Act, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to maintain a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by the Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

On October 28, 2019, we entered into the Stockholders Agreement with each of the Pre-IPO LLC Members, which provides that, for so long as the Substantial Ownership Requirement is met, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (3) the issuance of securities of BRP Group or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (4) amendments to our certificate of incorporation or by-laws or to the certificate of formation or operating agreement of BRP; (5) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets; (6) any capital or other expenditure in excess of 5% of total assets; and (7) any change in the size of the board of directors. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Board Chair.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Family Relationships

Trey Baldwin and John Baldwin, brothers of Lowry Baldwin, our Board Chair, received $204,000 and $468,000, respectively, from the Company in risk advisor commissions since the beginning of fiscal year ended December 31, 2020.

Other Related Person Transactions

Commissions Revenue

The Company serves as a broker for the Holding Company of the Villages, Inc. (“The Villages”) and certain affiliated entities. Since the beginning of the fiscal year ended December 31, 2020, commissions revenue recorded as a result of transactions with The Villages and its affiliated entities was approximately $1.6 million.

The Company serves as a broker for an entity in which Chris Sullivan, a member of our board of directors, owns approximately 35%. Since the beginning of the fiscal year ended December 31, 2020, commissions revenue recorded as a result of transactions with such entity was approximately $193,000.

Rent Expenses

The Company is a party to various agreements to lease office space from wholly-owned subsidiaries of The Villages. Rent expense ranges from approximately $3,000 to $28,000 per month, per lease. Lease agreements expire on various dates through 2025. Since the beginning of fiscal year ended December 31, 2020, total rent expense incurred with respect to The Villages and its wholly-owned subsidiaries was $671,000.

Ownership Interest Redemption

On each of June 24, 2020 and December 8, 2020, BRP Group consummated an underwritten offering of shares of its Class A common stock. A portion of the net proceeds from each sale was used to purchase then-newly issued LLC Units from BRP, and to purchase LLC Units from certain co-founders and executive officers of the Company. We purchased 1,875,000, 450,000 and 150,000 LLC Units from Lowry Baldwin, Elizabeth Krystyn and Laura Sherman, respectively, for proceeds of $23.7 million, $5.7 million and $1.9 million, respectively, in connection with the June 2020 offering. We purchased 566,667, 300,000, 400,000, 200,000 and 150,000 LLC Units from Lowry Baldwin, Elizabeth Krystyn, Laura Sherman, Kris Wiebeck, our Chief Strategy Officer, John Valentine, our Chief Partnership Officer, and/or their affiliated entities, respectively, for proceeds of $16.0 million, $8.5 million, $11.3 million, $5.6 million and $4.2 million respectively, in connection with the December 2020 offering.

Related Person Transactions Policies and Procedures

We adopted a written Related Person Transactions Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which a related person has or will have a direct or indirect material interest, as determined by the Audit Committee. The Policy contains certain enumerated exceptions to transactions that would otherwise fall within the definition of “related party transaction”, including, among others, where the amount involved exceeds the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years.

The Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a potential related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those potential related person transactions that are in, or not inconsistent with, the Company’s best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our shareholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Executive Officers and Compensation

Executive Officer Biographies

Trevor Baldwin

Chief Executive Officer

Trevor Baldwin, age 35, has served as Chief Executive Officer of the Company since May 2019 and has served as director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients. Over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Kris Wiebeck

Chief Strategy Officer

Kris Wiebeck, age 38, joined the Company as Chief Financial Officer in May 2015 and was appointed Chief Strategy Officer effective April 1, 2021. Mr. Wiebeck began his career in the Advisory Services practice of PricewaterhouseCoopers. From October 2007 to March 2015, Mr. Wiebeck worked at MMA Capital Management holding various roles, the most recent of which was Senior Vice President responsible for United States Investments. Mr. Wiebeck has a Bachelor’s and Master’s degree in Accounting from the University of Florida where he was also a four-time All American on the men’s swimming & diving team and a winner of an NCAA Postgraduate Scholarship.

Brad Hale

Chief Financial Officer

Brad Hale, age 40, joined the Company as Chief Accounting Officer in May 2019 and was appointed Chief Financial Officer effective April 1, 2021. From September 2014 to May 2019, Mr. Hale served as Managing Director and shareholder at CBIZ MHM, LLC, where he led the Accounting Advisory Practice through projects focused on complex accounting and SEC matters. From June 2010 to September 2014, he was the Director of Accounting and Risk Management for Bloomin Brands, Inc., after starting his career at Deloitte where he focused on serving insurance clients. Mr. Hale has a Bachelor’s and Master’s degree in Accountancy from Wake Forest University.

John Valentine

Chief Partnership Officer

John Valentine, age 41, has served as Chief Partnership Officer of the Company since August 2018. As Chief Partnership Officer, Mr. Valentine is responsible for Partnership execution and due diligence activities in collaboration with our respective Division and Business Function leadership teams. In addition, Mr. Valentine collaborates with our leadership team to drive successful integration of new Partners. Mr. Valentine was at Wells Fargo Securities from November 2010 to August 2018 where he most recently was a Director and led the Investment Banking practice in the Mid-Atlantic region. Prior to joining Wells Fargo Securities, Mr. Valentine was a vice president at Hyde Park Capital Partners, LLC and Athena Capital Partners. Mr. Valentine earned his Bachelor of Science in Business Administration, with special attainments in commerce, from Washington and Lee University.

Daniel Galbraith

Chief Operating Officer

Daniel Galbraith, age 40, has served as Chief Operating Officer of the Company since March 2019. As Chief Operating Officer, Mr. Galbraith is focused on operational execution of the firm’s strategic priorities, organizational development and business development. He is also responsible for sales strategy and execution throughout all Operating Groups. Mr. Galbraith began his career at Cintas Corporation and, after 11 years in operations and sales leadership roles, achieved the position of Head of Sales in the Document Management division. In May 2014, Mr. Galbraith was appointed as Executive Vice President of Sales at Shred-It and in October 2015 was the Senior Vice President of sales for Stericycle. Mr. Galbraith graduated with a Bachelor of Arts from Cornell University, where he majored in Government with a minor in Economics.

Corbyn Galloway

Chief Accounting Officer

Corbyn Galloway, age 29, joined the Company as Director of Accounting in May 2019 and was appointed as Chief Accounting Officer, effective April 1, 2021. As Chief Accounting Officer, Ms. Galloway is responsible for BRP Group’s accounting function and financial reporting. Ms. Galloway began her career in the Assurance practice at CBIZ & MHM Tampa Bay, where she planned and executed financial statement audits of privately-held and publicly-traded companies from September 2013 to May 2019. While at CBIZ, Ms. Galloway served as a technical leader, focusing specifically on transaction-related accounting, business combinations, and revenue recognition. Ms. Galloway graduated with honors from the University of South Florida with a bachelor’s degree in Accounting and is licensed as a Certified Public Accountant.

Christopher Stephens

General Counsel

Christopher Stephens, age 43, has served as General Counsel of the Company since September 2019 and Corporate Secretary since March 2020. As General Counsel, Mr. Stephens is responsible for BRP Group’s legal matters. Prior to joining the Company, Mr. Stephens served as Senior Vice President and General Counsel for Savills Inc. from January 2019 to September 2019, Senior Vice President and Associate General Counsel from July 2016 to January 2019 and Vice President and Associate General Counsel from September 2015 to July 2016. Prior to joining Savills, Mr. Stephens was a shareholder with Hill Ward Henderson until August 2015 where he focused on mergers and acquisitions, joint ventures, securities offerings and compliance, venture capital transactions and corporate governance matters after joining as an associate in September 2004. Mr. Stephens began his legal career with Sullivan & Cromwell LLP. Mr. Stephens received a BS in finance from the University of Florida in 2000 and a JD from Georgetown University Law Center in 2003.

Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information with respect to our “named executive officers” (“NEOs”) for the year ended December 31, 2020, who are Trevor Baldwin, our Chief Executive Officer, and our two other most highly compensated executive officers for 2020, Kris Wiebeck, our Chief Strategy Officer, and John Valentine, our Chief Partnership Officer.

Our Company

BRP Group is a rapidly growing independent insurance distribution firm delivering solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We support our clients, colleagues, insurance company partners and communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. When we consistently execute for these key stakeholders, we believe that the outcome is an increase in value for our fifth stakeholder, our shareholders. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.

We represent over 600,000 clients across the U.S. and internationally. Our more than 1,500 colleagues include approximately 290 risk advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have approximately 80 offices in 18 states, all of which are equipped to provide diversified products and services to empower our clients at every stage through our four operating groups.

In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have colleagues, instead of employees; and we have risk advisors, instead of producers/agents. We serve clients instead of customers and we refer to our strategic acquisitions as partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as partners.

We are an emerging growth company and, as such, are providing executive compensation information in line with the requirements of Item 402 of Regulation S-K for a company of our status.

Compensation Philosophy

We provide executive compensation through a total compensation program. This program consists of fixed and variable elements and performance-based pay designed to reward performance. Our total compensation is weighed more heavily toward incentive compensation in the form of short and, beginning in 2021, long-term incentives.

The Company retained FGMK, LLC in 2020 to advise on relevant market practices and specific compensation programs. Some of the services FGMK, LLC has provided have included:

•	developing a bonus plan philosophy;

•	developing an annual cash compensation structure; and

•	developing short-term incentive and long-term incentive plans.

The Compensation Committee retained Pear Meyer & Partners, LLC (“Pearl Meyer”) in 2020 to advise on market practices. The services included collection of market data on compensation practices in our current comparator group and general industry compensation. The Compensation Committee considered the independence of Pearl Meyer in light of SEC rules and Nasdaq listing standards. At this time, the Compensation Committee has concluded there is no conflict of interest with regard to Pearl Meyer.

Summary Compensation Table

The below summary compensation table contains compensation paid to our NEOs during the years ended December 31, 2020 and 2019. All numbers are rounded to the nearest dollar.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Trevor Baldwin	2020	400,000	—	—	724,000	—	1,124,000

Chief Executive Officer	2019	194,167	100,000	—	375,485(5)	269,157	938,809

Kris Wiebeck(6)	2020	300,000	1,000,000	—	549,000	16,000	1,865,000

Chief Strategy Officer	2019	300,000	—	116,160	361,116	—	777,276

John Valentine	2020	300,000	—	—	558,000	12,440	870,440

Chief Partnership Officer	2019	300,000	—	—	361,116	5,600	666,716

(1)

For 2020, the amount shown represents a $1,000,000 bonus paid to Mr. Wiebeck in recognition of his successful leadership and execution of our June 2020 follow-on public offering. For 2019, the amount shown represents a $100,000 bonus paid to Mr. Baldwin in connection with our initial public offering.

(2)

The amount shown represents 42,240 Management Incentive Units in BRP granted to Mr. Wiebeck in 2019, which were exchanged for 179,333 LLC Units (and an equal number of shares of Class B common stock) as part of our initial public offering. The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 16 to our audited consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2021.

(3)

For 2020, the amounts shown represent bonuses paid to Messrs. Baldwin, Wiebeck and Valentine in 2021 in respect of 2020 performance (collectively, the “2020 Bonuses”). For Mr. Baldwin and Mr. Wiebeck, the 2020 Bonus was settled in 26,733 and 20,271 shares, respectively, of fully vested Class A common stock issued under our Omnibus Incentive Plan. For Mr. Valentine, $75,000 of the 2020 Bonus was settled in cash and the remainder was settled in 17,834 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan. For 2019, the amounts shown represent bonuses paid to Messrs. Baldwin, Wiebeck and Valentine in 2020 in respect of 2019 performance (collectively, the “2019 Bonuses”). For Mr. Baldwin, $75,000 of the 2019 Bonus was settled in cash and the remainder was settled in 28,482 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan. For Mr. Wiebeck, $75,000 of the 2019 Bonus was settled in cash and the remainder was settled in 27,120 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan. For Mr. Valentine, $75,000 of the 2019 Bonus was settled in cash and the remainder was settled in 27,120 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan.

(4)

The amounts shown represent (i) tax preparation services paid for by BRP on behalf of Messrs. Wiebeck and Valentine in respect of 2020 taxes at a cost of $16,000 and $8,000, respectively, (ii) matching contributions for Mr. Valentine of $4,440 in 2020 and $5.600 in 2019 under a qualified defined contribution plan sponsored by BRP Colleague, Inc. and (iii) commissions paid to Mr. Baldwin in 2019. After our initial public offering, Mr. Baldwin is no longer eligible to earn commissions.

(5)	The amount shown for Mr. Baldwin’s 2019 Bonus in the 2020 Proxy Statement of $473,750 was overstated by $98,265.
(6)	Mr. Wiebeck was appointed as our Chief Strategy Officer on April 1, 2021. Prior to that, he served as our Chief Financial Officer.

Employment Agreements and Other Compensation Agreements

Employment Agreements

We entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Effective April 1, 2021, we amended Mr. Wiebeck’s employment agreement to reflect his new role as our Chief Strategy Officer. Mr. Baldwin’s employment agreement provides for an annual base salary of $400,000, and Messrs. Wiebeck’s and Valentine’s employment agreements each provide for an annual base salary of $300,000. Messrs. Baldwin’s, Wiebeck’s and Valentine’s employment agreements provide for an annual incentive opportunity of up to 250% of base salary, which may be settled in a combination of cash and equity awards at our Compensation Committee’s discretion.

In addition, Mr. Valentine’s employment agreement provides that if we terminate his employment without “cause” (as defined in his agreement) prior to the full vesting of his LLC Units (and associated shares of Class B common stock), he will be entitled to cash severance equal to $1,500,000, payable in equal installments over the one-year period following such termination, subject to his execution and non-revocation of a general release of claims.

Restrictive Covenants

Each of our NEOs is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions.

Pension Benefits

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan in 2020 or 2019. We maintain a qualified defined contribution plan sponsored by BRP Colleague Inc. (the “401(k) Plan”). Mr. Valentine participated in the 401(k) Plan during 2020 and 2019.

BRP Group, Inc. Omnibus Incentive Plan

In 2019, in connection with our initial public offering, we adopted, and received shareholder approval for, the Company’s Omnibus Incentive Plan (the “Omnibus Plan”). The purpose of the Omnibus Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Omnibus Plan provides for the grant of nonqualified stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards (“RSUs”), performance awards, other cash-based awards and other share-based awards. Messrs. Baldwin, Wiebeck, and Valentine each received a portion of their 2020 and 2019 annual bonus in the form of fully vested Class A common stock issued under the Omnibus Plan (please see the Summary Compensation Table for further information). We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

BRP Group, Inc. Partnership Inducement Award Plan

On November 27, 2020, we adopted the BRP Group, Inc. Partnership Inducement Award Plan (the “Inducement Plan”) to motivate and reward new colleagues who join the Company, primarily through partnerships, to perform at the highest level and contribute significantly to the Company’s success, thereby furthering the best interests of the Company and its shareholders. The Inducement Plan permits the grant of stock options (both nonqualified and incentive stock options), SARs, restricted stock awards, RSUs, performance awards, other cash-based awards and other share-based awards. Such awards have a minimum vesting period of one year.

The following table sets forth information regarding the Omnibus Plan and the Inducement Plan on December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)

Equity compensation plans approved by security holders

Omnibus Plan	—	—	811,484

Equity compensation plans not approved by security holders

Inducement Plan	—	—	1,500,000

Total			2,311,484

Potential Payments and Benefits on a Change in Control

Upon a “change in control,” all of Mr. Valentine’s unvested LLC Units (and associated shares of Class B common stock) will become fully vested, subject to continued employment through the occurrence of such change in control. For such purpose, “change in control” generally means (i) any person or entity (with limited exceptions) is (or becomes, during any 12-month period) the beneficial owner of 50% or more of the total voting power of the stock of the Company; (ii) the replacement of more than 50% of the members of our board of directors during any 12-month period; (iii) the consummation of a merger or consolidation of the Company with another entity, or the issuance of voting securities in connection with the merger or consolidation of the Company with any other entity (unless (x) the Company’s voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the total voting power of the stock of the successor or surviving corporation (or its parent) or (y) the merger or consolidation is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities); or (iv) the sale or disposition of all or substantially all of the Company’s assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition(s).

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding outstanding unvested equity awards held by each of our NEOs on December 31, 2020.

Name	Type of Equity	Number of Units (and Associated Shares) Acquired That Have Not Vested (#)		Market Value of Units (and Associated Shares) That Have Not Vested (#)(1)

John Valentine	BRP LLC Units (and associated shares of Class B common stock)	570,979	(2)	17,112,241

(1)

The amounts shown are based on the closing price of Class A common stock on December 31, 2020, which was $29.97 per share. Each LLC Unit (and associated share of Class B common stock) is redeemable for one share of Class A common stock.

(2)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over three years, subject to Mr. Valentine’s continued employment, on August 6, 2021 and each anniversary thereafter; provided, that if Mr. Valentine’s employment terminates due to death or disability, these LLC Units (and associated shares of Class B common stock), to the extent not otherwise vested, will fully vest.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of April 19, 2021 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock by (i) each director and director nominee, (ii) each executive officer, and (iii) all current directors and executive officers as a group. As of April 19, 2021, 96,072,902 shares of BRP Group’s common stock were issued and outstanding.

Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis, and corresponding shares of Class B common stock will be cancelled on a one-for-one basis if LLC Units are redeemed or exchanged pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 19, 2021. Unless otherwise indicated, the address for each listed shareholder is: c/o 4211 W. Boy Scout Boulevard. Suite 800, Tampa, Florida 33607. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)

Directors and executive officers

Lowry Baldwin (4)	491,436	1.1%	30,750,285	62.0%	32.5%

Trevor Baldwin (5)	41,731	*	120,172	*	*

Kristopher Wiebeck (6)	35,779	*	1,509,332	3.0%	1.6%

John Valentine (7)	31,694	*	1,309,169	2.6%	1.4%

Daniel Galbraith (8)	23,811	*	1,376,592	2.8%	1.5%

Bradford Hale	46,636	*	120,171	*	*

Christopher Stephens	9,162	*	71,430	*	*

Corbyn Galloway	22,357	*	—	*	*

Phillip Casey	135,571	*	—	*	*

Robert Eddy	7,571	*	—	*	*

Joseph Kadow (9)	8,887	*	—	*	*

Barbara Matas	3,887	*	—	*	*

Chris Sullivan	85,571	*	—	*	*

Jay Cohen	—	*	—	*	*

All directors, director nominee and executive officers as a group (14 persons)	755,280	1.6%	30,750,285	62.0%	32.8%

*	Represents less than 1% of the issued and outstanding shares of BRP Group’s common stock as of April 19, 2021.
(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the amount of Class A common stock issued and outstanding of 46,493,031 as of April 19, 2021.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the amount of Class B common stock issued and outstanding of 49,579,871 as of April 19, 2021.

(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the amount of common stock issued and outstanding of 96,072,902 as of April 19, 2021.
(4)

Lowry Baldwin’s Class A common stock consists of 491,436 shares beneficially owned by the Voting Group (as defined below). Lowry Baldwin’s Class B common stock consists of 16,451,478 shares beneficially owned by Baldwin Insurance Group Holdings, LLC (“BIGH”), an entity controlled by Lowry Baldwin, and an additional 14,298,807 shares beneficially owned by the Voting Group. The “Voting Group” is a group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Strategy Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Financial Officer, Christopher Stephens, our General Counsel, James Roche, Joseph Finney, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals who are party to a voting agreement with Lowry Baldwin, our Board Chair, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each of the parties to the voting agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 491,436 shares of Class A common stock and 14,298,807 shares of Class B common stock.

(5)	Excludes the shares indirectly held by Trevor Baldwin through his 19.6% ownership interest (directly and through a trust) in BIGH, an entity controlled by Trevor Baldwin’s father, Lowry Baldwin.
(6)

Mr. Wiebeck’s Class B common stock consists of 1,033,655 shares beneficially owned directly by Mr. Wiebeck, 431,427 shares beneficially owned by the Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust and 44,250 shares beneficially owned by the Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust.

(7)

Mr. Valentine’s Class B common stock consists of 1,118,843 shares beneficially owned directly by Mr. Valentine, 179,582 shares beneficially owned by the John A. Valentine 2019 Grantor Retained Annuity Trust and 10,744 shares beneficially owned by the John A. Valentine 2020 Grantor Retained Annuity Trust.

(8)

Mr. Galbraith’s Class B common stock consists of 1,268,014 shares beneficially owned directly by Mr. Galbraith and 108,578 shares beneficially owned by the Daniel A. Galbraith 2020 Grantor Retained Annuity Trust.

(9)	Represents: (i) 3,887 shares beneficially owned directly by Mr. Kadow; and (ii) 5,000 shares beneficially owned by the Joseph J. Kadow Revocable Trust of 2008.

Beneficial Ownership of More Than 5% Owners

The following table sets forth information as of April 19, 2021 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock by each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company based solely on the Company’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. As of April 19, 2021, 96,072,902 shares of BRP Group’s common stock were issued and outstanding.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)

Lowry Baldwin (4)	491,436	1.1%	30,750,285	62.0%	32.5%

4211 W. Boy Scout Boulevard, Suite 800

Tampa, FL 33607

The Villages Invesco, LLC (5)	—	—%	6,263,805	12.6%	6.5%

4211 W. Boy Scout Boulevard, Suite 800

Tampa, FL 33607

Millennial Specialty Holdco, LLC	—	—%	4,285,714	8.6%	4.5%

888 Summerset PL

Ambler, PA 19002

FMR LLC (6)	3,955,180	8.5%	—	—%	4.1%

245 Summer Street

Boston, MA 02210

IHC Holdings, Inc. (7)	—	—%	3,857,622	7.8%	4.0%

5151 San Felipe, Suite 2400

Houston, TX 77056

BAMCO Inc. (8)	3,646,344	7.8%	—	—%	3.8%

767 Fifth Avenue, 49th Floor

New York, NY 10153

BlackRock, Inc. (9)	2,876,717	6.2%	—	—%	3.0%

55 East 52nd Street

New York, NY 10055

Laura Sherman (10)	—	—%	2,540,875	5.1%	2.6%

4211 W. Boy Scout Boulevard, Suite 800

Tampa, FL 33607

T. Rowe Price Associates, Inc. (11)	2,410,577	5.2%	—	—%	2.5%

100 East Pratt Street

Baltimore, MD 21202

(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the amount of Class A common stock issued and outstanding of 46,493,031 as of April 19, 2021.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the amount of Class B common stock issued and outstanding of 49,579,871 as of April 19, 2021.
(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the amount of common stock issued and outstanding of 96,072,902 as of April 19, 2021.
(4)

Lowry Baldwin’s Class A common stock consists of 491,436 shares beneficially owned by the Voting Group (as defined below). Lowry Baldwin’s Class B common stock consists of 16,451,478 shares beneficially owned by BIGH, an entity controlled by Lowry Baldwin, and an additional 14,298,807 shares beneficially owned by the Voting Group. The “Voting Group” is a group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Strategy Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Financial Officer, Christopher Stephens, our General Counsel, James Roche, Joseph Finney, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals who are party to a voting agreement with Lowry Baldwin, our Board Chair, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each of the parties to the voting agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 491,436 shares of Class A common stock and 14,298,807 shares of Class B common stock.

(5)

Includes 3,077,559 shares held by The Villages Invesco LLC (“Villages Invesco”) and 3,186,246 held by Insurance Agencies of The Villages, Inc. (“Insurance Agencies”). Villages Invesco and Insurance Agencies are each 100% owned in equal amounts and jointly controlled by the family trusts of Mark G. Morse, Tracy L. Dadeo, and Jennifer L. Parr, who have full voting and dispositive control over the family trust for which they serve as trustee. The business address for The Villages Invesco, LLC is 3619 Kiessel Road, The Villages, Florida 32163.

(6)

Based on the Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC (“FMR”). According to the Schedule 13G, FMR has sole voting power over 1,143,941 shares of Class A common stock and sole dispositive power over 3,955,180 shares of Class A common stock.

(7)

Based on the Schedule 13G filed with the SEC on December 10, 2020 by IHC Holdings, Inc. (“IHC”). According to the Schedule 13G, IHC and Brian Kapiloff, president, director and majority owner of IHC, have shared voting and dispositive power over the reported shares of Class A common stock.

(8)

Based on the Schedule 13G filed with the SEC on February 12, 2021 by BAMCO INC /NY/ (“BAMCO”). According to the Schedule 13G, BAMCO has shared voting and dispositive power over the reported shares of Class A common stock.

(9)

Based on the Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock has sole voting power over 2,383,140 shares of Class A common stock and sole dispositive power over 2,876,717 shares of Class A common stock.

(10)

Represents: (i) 2,312,221 shares beneficially owned directly by Mrs. Sherman; (ii) 135,247 shares beneficially owned by The Laura R. Sherman GRAT 2019-1, Dated September 30, 2019; (iii) 73,501 shares beneficially owned by The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019; and (iv) 19,906 shares beneficially owned by The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020.

(11)

Based on the Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe”). According to the Schedule 13G, T. Rowe has sole voting power over 792,567 shares of Class A common stock and sole dispositive power over 2,410,577 shares of Class A common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and officers, and any other person who beneficially owns more than 10% percent of any class of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of any class of our common stock. Directors, executive officers and 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of such reports and written representations from reporting persons, we believe that during 2020, our directors, officers, and 10% beneficial owners timely complied with all applicable filings, except that:

•	IHC Holdings, Inc. filed a Form 4 on December 2, 2020 that did not report the acquisition and disposition of 87,093 shares of Class B common stock.

•

Robert Eddy filed a Form 4 on April 13, 2020 that omitted 600,000 shares of Class B common stock and LLC Units, which shares and LLC Units were acquired through conversion, immediately prior to BRP Group’s initial public offering, of historical interests held in Baldwin Risk Partners, LLC. Robert Eddy subsequently filed a Form 4/A to correct the number of shares of Class B common stock and LLC Units reported.

Audit Committee Matters

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BRP Group, Inc. (“BRP Group”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of BRP Group’s board of directors. The audit committee’s functions are more fully described in its charter, which is available in the “Governance” section of BRP Group’s investor relations website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview. Management has the primary responsibility for BRP Group’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management BRP Group’s audited financial statements as of and for the year ended December 31, 2020.

The audit committee has discussed with PricewaterhouseCoopers LLP, BRP Group’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed PricewaterhouseCoopers LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from PricewaterhouseCoopers LLP. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of BRP Group’s financial statements.

Based on these reviews and discussions, the audit committee has recommended to BRP Group’s board of directors that its audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The audit committee also has approved the engagement of PricewaterhouseCoopers LLP as BRP Group’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of this selection by the shareholders.

Audit Committee

Phillip Casey (Chair)

Joseph Kadow

Barbara Matas

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The audit committee pre-approved all audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP for the fiscal year 2020 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

Proposals to be Voted on During the Meeting

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Subject to obtaining any required shareholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class.

For so long as the Substantial Ownership Requirement is met, the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members are able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as our Board Chair. The Pre-IPO LLC Members have not utilized this right of nomination in connection with the Annual Meeting.

Our board of directors currently consists of seven directors: Lowry Baldwin, Trevor Baldwin, Phillip Casey, Robert Eddy, Joseph Kadow, Barbara Matas and Chris Sullivan. The Class II directors are Trevor Baldwin, Robert Eddy and Barbara Matas, whose terms expire at the Annual Meeting. At the Annual Meeting, the board is recommending the election of Trevor Baldwin, Barbara Matas and Jay Cohen as Class II directors for a term ending at the annual shareholder meeting to be held in 2024. Class III Directors’ terms expire at the annual shareholders’ meeting to be held in 2022. Class I Directors’ terms expire at the annual shareholders’ meeting to be held in 2023. Class III and Class I Directors will stand for election at the 2022 and 2023 annual meetings of shareholders, respectively.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee(s) as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each director’s position and office held with the Company and each director’s age as of the date of this Proxy:

Name	Age	Position	Director Since

Trevor Baldwin	35	Chief Executive Officer and Director	September 2019

Barbara Matas	61	Director	February 2020

Jay Cohen	55	Director Nominee	Not applicable

Set forth below is biographical information for the nominees. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Trevor Baldwin has served as Chief Executive Officer of the Company since May 2019 and as Director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients. Over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Barbara Matas has served as a director of the Company since February 2020. In 2017, Ms. Matas joined the board of directors of Apollo Investment Corporation and currently serves on its nominating and corporate governance committee and serves as chair of its audit committee. Ms. Matas has served as a board member of the Sleep Number Corporation since 2016 and currently serves as chair of its audit committee. Ms. Matas retired in April 2016 after serving seventeen years in senior leadership positions such as Managing Director, Head and Co-Head and Chair of Leveraged Finance Capital Markets at Citigroup. Ms. Matas received her Bachelor’s Degree in Accounting and Quantitative Analysis from New York University and her MBA from the University of Michigan.

Jay Cohen is being nominated for election to the board of directors at the Annual Meeting. From 1995 to 2020, Mr. Cohen served as Managing Director of Equity Research at BofA Securities, Inc., where he covered property and casualty insurance companies and insurance brokers. From 1990 to 1995, Mr. Cohen served as an Analyst in the Equity Research group at Salomon Brothers. From 1987 to 1989, Mr. Cohen served as a Senior Representative in the Bond Department at Aetna Casualty & Surety. Mr. Cohen serves on the Board of the United Way of Putnam and Westchester County and the Board of the Parents Network Board at Claremont McKenna College. Mr. Cohen previously served on the Board of the Association of Insurance and Financial Analysts. Mr. Cohen received a BA in Managerial Economics from Union College and a MBA in Finance from Columbia University.

Following the 2021 Annual Meeting, Robert Eddy will be retiring from the board. We thank Mr. Eddy for his valuable service to the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

✓ FOR

THE ELECTION OF EACH NOMINEE LISTED ABOVE TO SERVE AS DIRECTOR UNTIL

THE 2024 ANNUAL MEETING OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 and is seeking ratification of this selection by our shareholders at the Annual Meeting. PricewaterhouseCoopers LLP audited our financial statements for the fiscal years ended December 31, 2020 and 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our shareholders.

Audit and Non-Audit Services

The following table provides information regarding the fees incurred from PricewaterhouseCoopers LLP during the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,

	2020	2019

Audit Fees	$2,176,100	$4,131,005

Audit-Related Fees	—	290,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$2,176,100	$4,421,005

Audit Fees

These amounts represent fees of PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other services provided in connection with registration statements and regulatory filings, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees generally consist of fees for tax compliance and return preparation, and tax planning and advice.

All Other Fees

All other fees consist of permitted services other than those that meet the criteria above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

✓ FOR

THIS PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2021

Information About Voting and the Meeting

Date, Time and Place of Meeting

Date: June 16, 2021

Time: 10:00 AM Eastern Daylight Time

Place: 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607

Where can I access the Proxy materials and Annual Report?

Pursuant to SEC rules, we are furnishing proxy materials to certain shareholders via the Internet instead of mailing printed copies. By doing so, our shareholders will receive our proxy materials more quickly and we will reduce costs and the environmental impact of our Annual Meeting. On or about April 27, 2021, we commenced mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one. You may request paper copies of BRP Group’s 2020 Annual Report on Form 10-K, this Proxy Statement and proxy card by following the instructions in the Notice.

BRP Group’s 2020 Annual Report and this Proxy Statement are also available on our investor relations website at https://ir.baldwinriskpartners.com/financials/sec-filings and at the SEC’s website at www.sec.gov. Please note that the information on either website does not form a part of this Proxy Statement.

Who can vote at the Annual Meeting?

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share, and Class B common stock, $0.0001 par value per share. Each class of common stock entitles its holders to one vote per share on all matters submitted to a vote of the Company’s shareholders. Only shareholders of record at the close of business on the Record Date (April 19, 2021) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 96,072,902 shares outstanding consisting of 46,493,031 shares of Class A common stock and 49,579,871 shares of Class B common stock issued and outstanding and entitled to vote.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal No. 1: The election of three directors to hold office until the 2024 annual meeting of shareholders or until their successors are duly elected and qualified; and

•	Proposal No. 2: The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

✓	FOR each of the director nominees; and

✓	FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How do I vote?

•	For Proposal No. 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the board of directors.

•	For Proposal No. 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner, are as follows:

How do I vote shares registered in my name?

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. If you are a shareholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the enclosed proxy card. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the enclosed proxy card, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign and date the enclosed proxy card and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Daylight Time on June 15, 2021. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

How do I vote shares registered in the name of my broker, bank or other agent?

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Who counts the votes?

An automated system administered by Broadridge Financial Solutions, Inc. will tabulate the votes.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For

Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”? ”.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name”, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” and “non-routine”?

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 2) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) is considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

How many votes are needed to approve each proposal?

With respect to Proposal No. 1, directors will be elected by a plurality of the votes cast with respect to the election of such director (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal No. 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 2.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card, but do not make specific choices?

If we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, and “For” the ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How is BRP Group soliciting proxies?

The board of directors is soliciting proxies to be voted at the Annual Meeting. After the notices for this Proxy Statement are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone or in person.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What is householding?

Householding is a procedure approved by the SEC whereby multiple shareholders of record who share the same last name and address will receive only one Notice of Internet Availability of Materials or one set of proxy materials. We have undertaken householding to reduce printing costs and postage fees. Brokers with account holders who are BRP Group shareholders may be householding our proxy materials. A single Proxy Statement and 2020 Annual Report may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or BRP Group that you no longer wish to participate in householding. Record holders who wish to begin or discontinue householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-866-540-7095, or by writing to Broadridge at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary. In addition, BRP Group will deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Statement and 2020 Annual Report promptly to any shareholder at a shared address to which a single copy of the documents was delivered.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you receive.

Can I change my vote after submitting my proxy vote?

Yes. You may revoke your proxy vote at any time before the final vote at the Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2021, to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 16, 2022 and March 18, 2022; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 16, 2022, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our by-laws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On April 19, 2021, the Record Date, there were 96,072,902 shares of common stock outstanding and entitled to vote. Accordingly, 48,036,452 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if the proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the implications of being an “emerging growth company”?

As a company with less than $1.07 billion in total annual gross revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•

we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•

we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

Other Business

As of the date of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the board of directors may nominate or the board of directors may choose to decrease the size of the board of directors.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BRP GROUP, INC. 4211 W. BOY SCOUT BLVD. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 800 If you would like to reduce the costs incurred by our company in mailing proxy TAMPA, FLORIDA 33607 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51640-P55039 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRP GROUP, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following proposal: 1. Company Proposal - Election of three Class II Directors ! ! ! to serve until the 2024 annual meeting of shareholders, until their successors are duly elected and qualified. Nominees: 01) Trevor Baldwin 02) Barbara Matas 03) Jay Cohen The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Company Proposal - Ratification for the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal ! ! ! Year 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D51641-P55039 BRP GROUP, INC. Annual Meeting of Shareholders June 16, 2021 10:00 AM Eastern Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher Stephens and Lowry Baldwin and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRP Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Daylight Time on June 16, 2021, at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side